Exhibit 99.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 31, 2006 by and between Champion Parts, Inc., an Illinois corporation (“Buyer”), and TAP Holdings LLC, a California limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller is in the business of remanufacturing, distributing and selling carburetors and throttle body injectors (the “Tomco Business”) and conducts such remanufacturing and other business activities at a facility located at 4330 East 26th Street, Los Angeles, CA 90023 (“Facility”);

WHEREAS, Seller is also in the business of manufacturing, distributing and selling diesel pumps (the “Diesel Pump Business”), which is also conducted at the Facility;

WHEREAS, Seller purchased the Tomco Business and the Diesel Pump Business from Tomco Auto Products, Inc. on or about November 5, 2004 (“Seller Acquisition Date”) and the parties acknowledge that the actual knowledge of Seller with respect to the operation of the Tomco Business prior to the Seller Acquisition Date may be limited;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Inventory, Customer Lists and Data and Tomco Intellectual Property of the Tomco Business and certain records related thereto upon the terms and conditions set forth below;

WHEREAS, Buyer plans to finance a portion of the purchase price for the Assets (as defined herein) by drawing upon a revolving credit facility maintained with PNC Bank, National Association (“PNC Bank”);

WHEREAS, PNC Bank and Buyer have entered into that certain Amendment No. 2, Consent and Limited Waiver to Revolving Credit Loan and Security Agreement (the “Lender Consent”), a copy of which has been provided to Seller, pursuant to which, among other things, PNC Bank has conditionally consented to Buyer’s acquisition of the Assets hereunder;

WHEREAS, an Escrow Agreement among First American Title Insurance Company, as escrow agent (the “Escrow Agent”), Seller and Buyer (the “Escrow Agreement”) is being executed simultaneously herewith and, pursuant to such Escrow Agreement, Buyer is placing in escrow to be held by the Escrow Agent the sum of Three Hundred Thousand Dollars ($300,000) (together with any interest accrued thereon and after deducting any expenses authorized to be deducted under the Escrow Agreement, the “Escrowed Funds”); and

WHEREAS, Cash Technologies, Inc., a Delaware corporation (“CTI”) and Tibrand Capital Ventures, LLC, a California limited liability company (“Tibrand,” together with CTI, the “Shareholders”) collectively own all of the equity interest in Seller;

NOW THEREFORE, in consideration of the aforementioned recitals which are incorporated herein by this reference and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Article I and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” means all accounts receivable, notes receivable from customers and vendor credits.

“Acquisition Proposal” has the meaning specified in Section 7.10 of this Agreement.

“Additional Expected Business” has the meaning specified in Section 3.4(a) of this Agreement.

“Adjusted Tomco Historic Sales” has the meaning specified in Section 3.4(a) of this Agreement.

“Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, or (ii) any director, officer, partner or subsidiary of such specified Person.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Aggregate Deferred Payment Amount” has the meaning specified in Section 3.3 of this Agreement.

“Aggregate Payment Deficiency” has the meaning specified in Section 3.8 of this Agreement.

“Assets” has the meaning specified in Section 2.1 of this Agreement.

“Assigned Contracts” has the meaning specified in Section 2.2 of this Agreement.

“Assignment and Assumption Agreement” means one or more instrument(s) of assignment and assumption in the form of the Assignment and Assumption Agreement attached hereto as Exhibit A collectively executed with respect to all of the Assigned Contracts and Assumed Liabilities.

“Assumed Liabilities” has the meaning specified in Section 4.1 of this Agreement.

“BFI” means BFI Business Finance, a California corporation.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning specified in Section 12.1 of this Agreement.

“Buyer-Supplied Items” has the meaning specified in Section 10.1 of this Agreement.

“Cash Closing Payment” shall mean the sum of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), subject to adjustment as set forth in Section 3.9 hereof.

“Closing” and “Closing Date” have the meanings specified in Section 5.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 25, 2005 between Seller and Buyer.

“Contract” means, with respect to any Person, any indenture, indebtedness, contract, lease, agreement, instrument, license, purchase order, undertaking and other commitment, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties are bound, together with all rights arising thereunder, including payments due from or payable by any third party with respect thereto and all other associated rights (including the right to sue and recover for past, present, or future breaches thereof), and any and all corresponding rights related thereto.

“Cores Deficiency” has the meaning specified in Section 3.9(c) of this Agreement.

“Court Order” means any judgment, consent, order, award, decree injunction, or other judicial or administrative mandate of any foreign, federal, state, local or other court or tribunal or any Governmental Authority and any award in any arbitration proceeding.

“Customer Lists and Data” means all data, files, documents, instruments, papers, books and records relating to the customers of the Tomco Business, including lists of customers and contacts at said customers, lists and records pertaining to customer accounts, pricing, accounts receivable records, marketing plans, and customer and supplier lists.

“Deficiency Note” has the meaning specified in Section 3.9(a) of this Agreement.

“Diesel Pump Business” has the meaning specified in the recitals.

“Distribution Warehouses” means the warehouses at set forth on Schedule 1.1 at which Seller maintains Inventory in the ordinary course of the Tomco Business.

“Eligible Inventory” means Inventory valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not in PNC Bank’s reasonable credit judgment, obsolete, slow moving or unmerchantable and which PNC Bank in its sole discretion exercised in a commercially reasonable manner, shall not deem ineligible Inventory, based upon such considerations as PNC Bank may from time to time deem appropriate, including whether the Inventory is, upon Closing, subject to any Encumbrance other than a first priority security interest in favor of PNC Bank, and whether the Inventory conforms to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof.

“Encumbrance” means any lien (including any Tax lien), claim, encumbrance, charge, security interest, mortgage, pledge, easement, option, conditional sale or other title retention agreement, defect in title, covenant or any other similar restriction of any kind or nature.

“Environmental Law” means all Laws relating to or addressing the environment, health or safety (including occupational health and safety), including the Clean Air Act (42 U.S.C. § 7401 et seq.), Clean Water Act (42 U.S.C. § 1251 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended and any successor statutes thereto and all regulations adopted thereunder and any state equivalent or counterpart thereof, whether now existing or hereafter adopted or amended.

“Escrow Agent” has the meaning specified in the recitals.

“Escrow Agreement” has the meaning specified in the recitals.

“Escrowed Funds” has the meaning specified in the recitals.

“Excess Core Return Value” has the meaning set forth in Section 3.6(a).

“Excluded Liabilities” has the meaning set forth in Section 4.2.

“Facility” has the meaning specified in the recitals.

“Finished Good Deficiency” has the meaning specified in Section 3.9(a) of this Agreement.

“Governmental Authority” means any foreign, federal, state, local or other governmental authority or regulatory body, including any agency, department or political subdivision.

“Intellectual Property” means any and all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof (including catalogs); (iv) data, data bases and related documentation; (v) trade secrets, confidential information, and proprietary data and information including compilations of data (whether or not copyrighted or copyrightable); (vi) ideas, formulae, compositions, blends, processes, know-how, processes and techniques, systems (including part numbering systems), research and development information, drawings, products specifications, designs, plans, improvements, proposals, technical data, business and marketing plans, customer lists and related information and supplier lists and pricing; (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (viii) all associated goodwill, income, royalties, damages and payments due from or payable by any third party (including damages and payments for past, present, or future infringements or misappropriations thereof) associated with the foregoing, all other associated rights (including the right to sue and recover for past, present, or future infringements or misappropriations thereof) associated with the foregoing, and any and all corresponding rights that, now or hereafter, may be secured throughout the world associated with the foregoing.

“Inventory” has the meaning specified in Section 2.1 of this Agreement.

“JAMS” has the meaning specified in Section 13.7 of this Agreement.

“Knowledge” or any variation thereof means, (i) with respect to any matter in question other than for purposes of Section 8.17 of this Agreement, that any of Howard Brand, Richard Schoenfeld or Edmund King has actual knowledge of such matter or would have actual knowledge of such matter after making such inquiry as a reasonable Person would have made under the circumstances applicable to such matter, and (ii) with respect to any matter in question for purposes of Section 8.17 of this Agreement, that any of Howard Brand, Richard Schoenfeld or Edmund King has actual knowledge of such matter.

“Late Payment Rate” means the rate publicly announced by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist, the largest bank then headquartered in the State of California) (“Bank”) as its “Reference Rate.”  If the use of the announced Reference Rate is discontinued by the Bank, then the term Reference Rate shall mean the announced rate charged by the Bank which is, from time to time, substituted for the Reference Rate.

“Law” means any common law and any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Legal Proceeding” means any action, suit, arbitration, claim, inquiry, investigation or proceeding by or before any Governmental Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

“Loss” and “Losses” have the meanings specified in Section 12.1 of this Agreement.

“Material Tomco Customer” means each of the Tomco Customers identified on Schedule 1.2 as a “Material Tomco Customer.”

“Maximum Deferred Payment Amount” has the meaning specified in Section 3.3 of this Agreement.

“Monthly Deferred Payment” has the meaning specified in Section 3.3 of this Agreement.

“Net Fuel Management-Related Sales” shall mean the net sales as reflected in invoices for Products sold by Buyer to unaffiliated third parties after the Closing Date (excluding any non-price items such as taxes, freight, etc.), less discounts, allowances, rebates, reductions in price of any kind, and returned Products and cores; provided that any sales arising from businesses acquired by Buyer from any third party after the Closing shall be excluded from Net Fuel Management-Related Sales.

“Non-Competition Agreement” means that certain Non-Competition Agreement entered into by Seller and the Shareholders in favor of Buyer substantially in the form attached hereto as Exhibit B.

“Note” means the non-negotiable interest-free promissory note made by Buyer payable to Seller to evidence Seller’s obligation to pay the Deferred Payment Amount in the form attached hereto as Exhibit C.

“Pay-Off Letters” has the meaning specified in Section 5.2(c) of this Agreement.

“Payment Deficiency” has the meaning specified in Section 3.8 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Principal Champion Customer” means each of the Persons listed on Schedule 1.3.

“Principal Tomco Customer” means each of the Tomco Customers identified on Schedule 1.2 as a “Principal Tomco Customer.”

“Products” means remanufactured carburetors and remanufactured throttle body injectors.

“Purchase Price” has the meaning specified in Section 3.1 of this Agreement.

“Receivable Collection Agreement” means that certain Receivable Collection Agreement entered into by Buyer, Seller and BFI substantially in the form attached hereto as Exhibit E.

“Releases” any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or dispersion into the environment, including the movement of material through or in the air, soil, surface water or groundwater, and the abandonment or discarding of drums, barrels, containers, and other receptacles.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Acquisition Date” has the meaning specified in the recitals.

“Seller Indemnitees” has the meaning specified in Section 12.2 of this Agreement.

“Shareholders” has the meaning specified in the recitals.

“Specified Tomco Customer” means the Tomco Customer identified on Schedule 1.2 as the “Specified Tomco Customer.”

“Subordination Agreement” means that certain Subordination Agreement and Standstill Agreement entered into by Seller, Buyer and PNC Bank substantially in the form attached hereto as Exhibit F.

“Tail Policy” has the meaning specified in Section 10.4 of this Agreement.

“Tax” means (a) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, franchise, estimated employment, payroll, or other withholding or minimum tax, or any other tax custom, duty, governmental fee, or other like assessment, or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority; (b) any liability for the payment of any amounts of the type described in the foregoing clause as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person; and (c) liability for the payment of any amounts described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law (or being included (or required to be included) in any Tax Return related thereto).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any related or supporting schedules, statements or information), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tomco Business” has the meaning specified in the recitals.

“Tomco Customer” means each unrelated third party purchasing Products from the Tomco Business as of the Closing Date or within twelve months prior thereto.

“Tomco Expected Sales” has the meaning specified in Section 3.4(a) of this Agreement.

“Tomco Intellectual Property” has the meaning specified in Section 2.1 of this Agreement.

“Tomco Quarterly Statement” means an unaudited financial statement consisting of a balance sheet at the specified date and an income statement and cash flow statement for Seller for the quarter then ended, together with a statement setting forth the inventory of diesel pumps (which the parties acknowledge to be excluded from the Assets pursuant to Section 2.3) at such date and the net sales of the Diesel Pump Business for the quarter then ended.

“Tomco Receivables” means all Accounts Receivable arising in the course of the Tomco Business prior to Closing, except for Accounts Receivable due from AutoZone, Inc. and CSK Auto Inc.

“Transferred Records” has the meaning specified in Section 2.1 of this Agreement.

“Transaction Documents” means the Note, the Non-Competition Agreement, the Assignment and Assumption Agreement, the Receivable Collection Agreement and all other agreements, instruments and certificates delivered by the parties hereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local Laws.

“Warranty Programs” has the meaning specified in Section 8.12 of this Agreement.

“Warranty Returns” has the meaning specified in Section 4.1 of this Agreement.

“WIP and Parts Deficiency” has the meaning specified in Section 3.9(b) of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS

Section 2.1

The Assets.  Upon the terms and subject to the conditions herein set forth, at the Closing, Seller will sell, transfer, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer will purchase, the following assets of the Tomco Business (herein collectively referred to as the “Assets”):

(a)

all inventories, supplies, raw materials, cores, manufactured or purchased parts, work-in-process, finished goods, products under research and development, samples, parts, packaging materials and all other accessories related to any of the foregoing, including any of the foregoing which have been purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories (“Inventory”), together with the outside bins in which the Inventory is stored at Closing pursuant to Section 5.4 and all bills of lading, warehouseman’s receipts and other instruments or documents representing rights to Inventory in the possession of third parties;

(b)

all rights of Seller in Intellectual Property utilized to conduct the Tomco Business as now conducted (including all rights to the names and trademarks “Tomco,” “Tomco Auto Products” and “Tomco Carburetors” and the Internet domain name www.tomcoauto.com, and the web pages at such domain), any derivation of any of the foregoing and any telephone numbers, telecopy numbers, e-mail addresses and rights to receive mail and other communications to the Tomco Business (“Tomco Intellectual Property”);

(c)

all files, documents, instruments, papers, books and records relating to the customers, and sales of the Tomco Business or relating to other Assets, including the Customer Lists and Data, budgets, pricing guidelines, inventory records, account receivable records, copies of purchasing records, copies of supplier lists and pricing, marketing plans and related computer files (the “Transferred Records”), but excluding the following: (i) records relating to accounts payable, employees, lenders, insurance; (ii) all assets excluded pursuant to Section 2.3, (iii) any related computer files and programs, (iv) original supplier lists, and (v) computer programs.

Section 2.2

Assigned Contracts.  At the election of Buyer, at the Closing Seller will assign to Buyer and Buyer will assume pursuant to the Assignment and Assumption Agreement all of Seller’s rights and obligations under the Contracts listed on Schedule 2.2 and any Contracts listed on Schedule 8.9 and identified by Buyer in writing prior to Closing as to be assigned, with any such Contract so assigned to and assumed by Buyer hereunder being referred to herein as an “Assigned Contract”.

Section 2.3

Excluded Assets.  Notwithstanding any other provision to the contrary herein, the parties acknowledge that Seller shall retain all right, title and interest in its businesses and assets not identified in Section 2.1, including all Accounts Receivable of Seller, all assets related to its Diesel Pump Business (other than assets related to both the Tomco Business and the Diesel Pump Business that are specifically listed in Section 2.1 above), and equipment, office furniture, tools, vehicles, and fixture assets.  In addition, notwithstanding Section 2.1, the Assets shall not include the assets if any, listed on Schedule 2.3 hereto.

ARTICLE III
PURCHASE PRICE

Section 3.1

Purchase Price.  Subject to the terms and conditions contained herein, in consideration for the Assets, Buyer agrees to pay, and Seller agrees to accept, (i) payment of the Cash Closing Payment, and the Aggregate Deferred Payment Amount (the “Purchase Price”) in accordance with Section 3.2 and Section 3.3; and (ii) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities in accordance with Section 4.1.

Section 3.2

Payment of the Purchase Price.

(a)

At the Closing, Buyer shall pay the Cash Closing Payment in accordance with, and to the parties identified in, the Pay-Off Letters, with the remainder, if any, payable to Seller (after deduction of any amount provided in Section 3.10) by wire transfer of funds through the U.S. federal reserve system to such account(s) as shall have been designated by Seller at least two (2) business days prior to the date that such payment is due.  At the Closing, Seller and Buyer shall irrevocably and unconditionally authorize the Escrow Agent to make payment of the Escrowed Funds in accordance with the foregoing sentence, with such payment to be credited as part of the Cash Closing Payment paid by Buyer.

(b)

Following the Closing, Buyer shall pay the Monthly Deferred Payments on the fifteenth day of every month following the month of collection of underlying Net Fuel Management-Related Sales by the Buyer (as further provided in the Note) until the eleventh anniversary of the Closing Date as provided in the Note and in this Article III.

Section 3.3

Monthly Deferred Payments.  The “Monthly Deferred Payment” in respect of each month following Closing shall equal (i) seven and one-half percent (7.5%), as such percentage may be adjusted pursuant to Section 3.4, of the Net Fuel Management-Related Sales arising prior to the third anniversary of the Closing Date and actually collected by Buyer in the month for which the Monthly Deferred Payment is being calculated, and (ii) five percent (5.0%), as such percentage may be adjusted pursuant to Section 3.4, of the Net Fuel Management-Related Sales arising on or after the third anniversary of the Closing Date and actually collected by Buyer in the month for which the Monthly Deferred Payment is being calculated; provided that under no circumstances shall the aggregate amount of all Monthly Deferred Payments made by Buyer (with amounts credited as provided herein being treated as paid by Buyer) to Seller (the “Aggregate Deferred Payment Amount”) exceed Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Maximum Deferred Payment Amount”).  In the event that the Aggregate Deferred Payment Amount reaches the Maximum Deferred Payment Amount, the Monthly Deferred Payment for every month thereafter shall be zero. The parties acknowledge that the face amount of the Note states the maximum amount due under the Note and that notwithstanding the fact that the Aggregate Deferred Payment Amount may be less than the Maximum Deferred Payment Amount on the maturity date of the Note, no Monthly Deferred Payment or other amount under the Note shall accrue after the eleventh anniversary of the Closing Date and upon receipt of all payments that have accrued by such date (or the earlier payment by Buyer to Seller of an Aggregate Deferred Payment Amount equal to the Maximum Deferred Payment Amount) the Note shall be cancelled and returned to Buyer.

Section 3.4

Tomco Expected Sales Monthly Deferred Payment Adjustment.

(a)

“Tomco Expected Sales” means the Adjusted Tomco Historic Sales plus the Additional Expected Business.

“Additional Expected Business” shall mean Five Hundred Thousand Dollars ($500,000), which the parties agree is the amount of additional net sales the parties currently expect to be made by the Tomco Business to the Specified Tomco Customer as a result of additional orders expected to be placed by the Specified Tomco Customer during the year following Closing due to recent business acquisitions by the Specified Tomco Customer; provided that if the Specified Tomco Customer notifies Seller or Buyer that it does not intend to direct all of the Additional Expected Business to the Tomco Business or Buyer otherwise becomes aware of circumstances which causes it to reasonably conclude that the Additional Expected Business will be less than the expected amount, then the Additional Expected Business will be reduced by such amount as Buyer in good faith determines appropriate.

“Adjusted Tomco Historic Sales” means the net sales as reflected in invoices for Products sold to Tomco Customers (excluding any non-price items such as taxes, freight, etc.) in the ordinary course of the Tomco Business during the twelve month period ending on the Closing Date, less any discounts, allowances, rebates, reductions in price of any kind, and returned Products and cores (regardless of whether credit was issued); provided that Tomco Historic Sales shall be adjusted in the event that any Tomco Customer accounting for more than Fifty Thousand Dollars ($50,000) of Tomco Historical Sales terminates or materially reduces its purchasing relationship with the Tomco Business prior to, upon or immediately following Closing to exclude (or proportionately reduce, as applicable) sales to such Tomco Customer, as determined in good faith by Buyer.

(b)

To the extent that the Tomco Expected Sales are less than Ten Million Dollars ($10,000,000), then each percentage used to calculate the Monthly Deferred Payments under Section 3.3 shall decreased by an amount equal to (Ten Million Dollars ($10,000,000) minus the Tomco Expected Sales) divided by (Ten Million Dollars ($10,000,000) plus the Tomco Expected Sales) multiplied by the applicable percentage.  By way of example and not limitation, if the Tomco Expected Sales are Nine Million Dollars ($9,000,000), then the percentage applicable to Section 3.3(i) would be reduced by 0.3947% [($10,000,000 minus $9,000,000) divided by ($10,000,000 plus $9,000,000) multiplied by seven and one-half percent (7.5%) = 0.3947%] to 7.1053% (7.500% minus 0.3947%) and the percentage applicable to Section 3.3(ii) would be reduced by 0.2632% [($10,000,000 minus $9,000,000) divided by ($10,000,000 plus $9,000,000) multiplied by five percent (5.0%) = 0.2632%] to 4.7368% (5.000% minus 0.2632%).

(c)

Notwithstanding the foregoing, in no event will the percentage used to calculate the Monthly Deferred Payment with respect to Net Fuel Management-Related Sales arising prior to the third anniversary of the Closing Date be decreased below six percent (6%) and in no event will the percentage used to calculate the Monthly Deferred Payment with respect to Net Fuel Management-Related Sales arising on or after the third anniversary of the Closing Date be decreased below four percent (4%).

Section 3.5

Warranty Return Credits.

(a)

A credit of Eight Thousand Eight Hundred Eighty Nine Dollars ($8,889) shall be applied against each of the Monthly Deferred Payments for the first thirty six (36) months following Closing.  The parties acknowledge that such credit is intended to account for expected Warranty Returns at historical rates.

(b)

In addition, to the extent that aggregate Warranty Returns during the first twelve month period and/or the second twelve month period following the Closing Date exceed thirty percent (30%) of the gross sales of Products during such twelve month period by Buyer to Tomco Customers, then Buyer shall receive a credit of Forty Dollars ($40) per unit for each unit in excess above such thirty percent (30%) threshold.  Such credit shall be applied (subject to Section 3.5(c) below) as payment of subsequent Monthly Deferred Payments. By way of example and not limitation, if the Warranty Returns during the first twelve months following the Closing Date equal 2,800 units returned and the aggregate number of units sold during such period was 8,000 units, then the credit issued to Buyer and applied to subsequent Monthly Deferred Payments (starting with the thirteenth Monthly Deferred Payment) would be: (2,800 units - (8,000 units x 30%)) x $40 = $16,000.

(c)

Prior to the third anniversary of the Closing Date, the credit arising under this Section 3.5 and applied to any Monthly Deferred Payment shall not exceed two percent (2.0%) of Net Fuel Management-Related Sales from which such Monthly Deferred Payment was calculated.  To the extent that any credit or portion thereof arising pursuant to this Section 3.5 may not be applied in full to a Monthly Deferred Payment, the entire unapplied portion of such credit shall be carried forward and applied against subsequent Monthly Deferred Payments.  For the avoidance of doubt, the parties acknowledge that any limitations set forth in other sections of this Agreement with respect to the application of credits arising under such sections shall not limit or affect the application of the credit arising under this Section 3.5.

Section 3.6

Core Return Credits.

(a)

For each twelve month period commencing on the third and each subsequent anniversary of the Closing Date, Buyer shall receive a credit of eighty percent (80%) of the Excess Core Return Value. Such credit shall be applied (subject to Section 3.6(b) below) as payment of subsequent Monthly Deferred Payments. “Excess Core Return Value” means the amount, if any, by which the value of the core returns made pursuant to the “core in the box” program described on Schedule 3.6(a) hereto by Tomco Customers (excluding the Specified Tomco Customer, or any successor thereto) exceeds the total value of cores included in Products sold to Tomco Customers (excluding the Specified Tomco Customer, or any successor thereto), where the value of each core return shall equal the dollar amount credited to the customer for such return and the value of each core included in Products sold shall equal the dollar amount to which such customer is entitled to be credited upon the return of such core under the core return policy of Buyer at such time.  By way of example and not limitation, if during the twelve months commencing on the third anniversary of the Closing Date the total core returns by Tomco Customers to Buyer are $300,000 and Buyer sells to Tomco Customers Products containing $200,000 of cores, the then Excess Core Return Value would equal $300,000 – $200,000 = $100,000 and the credit to be applied as a result thereof would be $80,000.

(b)

Prior to the tenth anniversary of the Closing Date, the credit arising under this Section 3.6 and applied to any Monthly Deferred Payment shall not exceed one percent (1.0%) of Net Fuel Management-Related Sales from which such Monthly Deferred Payment was calculated.  To the extent that any credit or portion thereof arising pursuant to this Section 3.6 may not be applied in full to a Monthly Deferred Payment, the entire unapplied portion of such credit shall be carried forward and applied against subsequent Monthly Deferred Payments.  For the avoidance of doubt, the parties acknowledge that any limitations set forth in other sections of this Agreement with respect to the application of credits arising under such sections shall not limit or affect the application of the credit arising under this Section 3.6.

Section 3.7

Inventory Cost Value Credit. If the good and usable Inventory delivered at Closing does not have a Seller historical standard cost value (net of Encumbrances), defined as set forth on Schedule 3.7, of at least Nine Million Five Hundred Thousand Dollars ($9,500,000) (provided that the fact that Inventory may be excess Inventory shall not affect whether such Inventory is considered good or useable), then Buyer shall receive a credit equal to such deficiency to be applied against Monthly Deferred Payments.

Section 3.8

Minimum Monthly Cash Payment.  Beginning in the third month following the Closing Date and continuing for a period of five additional months thereafter, if the amount payable by Buyer to Seller for any Monthly Deferred Payment (after application of all adjustments and credits pursuant hereto) is less than One Hundred Thousand Dollars, then the amount of the deficiency (the “Payment Deficiency”) shall be paid as an advance on future Monthly Deferred Payments by Buyer to Seller.  The aggregate Payment Deficiencies paid by Buyer to Seller hereunder shall accrue interest at the Late Payment Rate.  Beginning in the ninth month following the Closing Date and continuing until the entire amount of Aggregate Payment Deficiency and all interest thereon has been credited in payment against subsequent Monthly Deferred Payments, an amount equal to the Aggregate Payment Deficiency shall be applied as a credit against the Monthly Deferred Payment payable by Buyer to Seller in such month up to the entire amount of the Monthly Deferred Payment, with the entire amount of any unapplied credit being carried forward into subsequent months.  For the avoidance of doubt, the parties acknowledge that the amounts payable by Buyer to Seller for the Monthly Deferred Payments in the ninth and subsequent months following the Closing Date may be reduced to zero by application of this Section 3.8.

Section 3.9

Adjustments to the Cash Closing Payment.

(a)

If the Inventory consisting of finished goods delivered at Closing, as determined by the physical inventory conducted pursuant to Section 7.4, has an aggregate value (net of Encumbrances) of less than One Million One Hundred Thousand Dollars ($1,100,000), then the Cash Closing Payment shall be decreased by the amount of such deficiency (the “Finished Goods Deficiency”); provided that in lieu of up to Three Hundred Thousand Dollars ($300,000) of any required reduction of the Cash Closing Payment, Seller may elect to deliver at Closing a Promissory Note payable to the order of Buyer in the amount of the Finished Goods Deficiency (or portion thereof not deducted from the Cash Closing Payment) and substantially in the form attached hereto as Exhibit D (the “Deficiency Note”), which shall provide for payment of its principal amount in twelve equal installments commencing on the fifteenth day of the thirteenth month following the Closing Date.  The parties acknowledge and agree that the amounts due under the Deficiency Note may be offset against any Monthly Deferred Payments due to the Seller (with any excess amount due under the Deficiency Note in any month being carried forward to the next month). The Deficiency Note shall not be secured or guaranteed and shall not accrue interest except that interest shall accrue at the Late Payment Rate on any late payment.

(b)

If the Inventory consisting of cores delivered at Closing, as determined by the physical inventory conducted pursuant to Section 7.4, has an aggregate value (net of Encumbrances) of less than One Million Three Hundred Thousand Dollars ($1,300,000) (the “Cores Deficiency”), then the Cash Closing Payment shall be decreased by the amount of such Cores Deficiency.

(c)

If the Inventory consisting of work in process and new components parts delivered at Closing, as determined by the physical inventory conducted pursuant to Section 7.4, has an aggregate value (net of Encumbrances) of less than One Million Eight Hundred Thousand Dollars ($1,800,000) (the “WIP and Parts Deficiency”), then the Cash Closing Payment shall be decreased by the amount of such WIP and Parts Deficiency; provided that to the extent that the Inventory consisting of cores delivered at Closing, as determined by the physical inventory conducted pursuant to Section 7.4, has an aggregate value (net of Encumbrances) in excess of One Million Three Hundred Thousand Dollars ($1,300,000), then the surplus value of such cores shall be applied to reduce the WIP and Parts Deficiency.

(d)

For purposes of Section 3.9, finished goods, work in process, new component parts and cores shall be valued as set forth on Schedule 3.9.

Section 3.10

Application of Adjustments and Credits.  The parties agree that Schedule 3.10 sets forth the priority and order in which adjustments and credits to the Cash Closing Payment and Monthly Deferred Payments shall be applied.  In the event of a conflict between Schedule 3.10 and the body of this Agreement, the body of this Agreement shall prevail; provided that, to the extent possible, this Agreement and Schedule 3.10 shall be interpreted in such a manner as to avoid any such conflict and the parties acknowledge that Schedule 3.10 shall govern on any issue addressed therein upon which the body of this Agreement is silent.

Section 3.11

Audit Right.  Until the earlier of the date of satisfaction of the Note or the twelfth anniversary of the Closing Date, Seller shall have the quarterly right to audit, or have its independent public accountants audit, the books and records of Buyer relating to Net Fuel Management-Related Sales to the extent necessary to verify the Net Fuel Management-Related Sales and collections of such amounts by Buyer. Seller’s right to conduct, or have conducted, an audit under this Section 3.11 is subject to the execution by each Person to be granted access to Buyer’s premises or any information of Buyer disclosed in the audit of a nondisclosure agreement reasonably acceptable to Buyer prohibiting the disclosure or use of any information collected from Buyer or otherwise in connection with such audit other than for the sole purpose of determining whether additional Monthly Deferred Payments are due hereunder. Such audits shall be made with reasonable notice and at reasonable times during normal business hours and shall not interfere with the normal business operations of Buyer.  Such audits shall be conducted at Seller’s expense unless an audit discloses underreporting of Net Fuel Management-Related Sales by more than one and one-half percent (1.5%), in which event all reasonable out-of-pocket costs incurred by Seller in connection with such audit shall be borne by Buyer, payable immediately upon receipt of an invoice from Seller and interest at the Late Payment Rate shall be paid on any underpayment or late payment.

ARTICLE IV
LIABILITIES AND OBLIGATIONS

Section 4.1

Assumed Liabilities.  Effective as of the Closing, Buyer will assume the following obligations of Seller and no others (the “Assumed Liabilities”): (i) the obligations of Seller arising after the Closing Date under the Assigned Contracts, and (ii) the obligations of Seller arising after the Closing Date under the Warranty Programs for the return after Closing of finished Products sold by Seller in the conduct of the Tomco Business prior to Closing (“Warranty Returns”).

Section 4.2

Excluded Liabilities.  Notwithstanding any provision herein which may be construed to the contrary, except for the Assumed Liabilities Seller shall remain solely responsible for, and Buyer shall not assume or be obligated in any way to pay, perform or otherwise discharge, any liability or obligation of Seller, the Shareholders or any of their Affiliates or any liability or obligation arising in respect of the Tomco Business, whether direct or indirect, known or unknown, absolute or contingent (all such liabilities and obligations are referred to herein collectively as the “Excluded Liabilities”).  The Excluded Liabilities specifically include but are not limited to (a) any liabilities of Seller or its Affiliates for Taxes; (b) any trade payables or other obligations (including unpaid legal fees) of Seller or any of its Affiliates; (c) all amounts owed by Seller to any lenders; (d) any of Seller’s liabilities and obligations to employees of Seller or its Affiliates, including any liabilities or obligations for wages or benefits, severance obligations or obligations under the WARN Act arising from the termination of any employees by Seller or its Affiliates; (e) any costs or expenses incurred by Seller incident to its sale of the Assets, including the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein; (f) any liabilities, costs or expenses arising from any Legal Proceedings against Seller or any of its Affiliates; (g) any liabilities or obligations of Seller relating to an actual or alleged breach of contract, tort, infringement, claim or violation of any Law by Seller, or strict liability; and (h) any of Seller’s liabilities or obligations (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) arising under any Environmental Laws, including those relating to the handling, treatment, storage, disposal, Release or threatened Release of any substance.

ARTICLE V
CLOSING

Section 5.1

Time, Date and Place.  The closing of the transactions described herein (the “Closing”) will be held at 10:00 a.m. on October 31, 2006 or within fifteen (15) business days after Seller gives written notice to Buyer pursuant to Section 7.2 that Seller is electing to satisfy its obligations under the WARN Act and close prior to the expiration of the WARN Act notice period (the “Closing Date”), by facsimile transmission of counterparts, or at such other time, date and place as shall be agreed to in writing by the parties hereto.  Notwithstanding the foregoing, if Seller elects to close earlier than the originally scheduled date specified above by satisfying its obligations under the WARN Act prior to the expiration of the WARN Act notice period, Buyer shall not be held in default for failure to close earlier than the originally scheduled date if such failure occurs notwithstanding its good faith efforts to close by the earlier date.

Section 5.2

Closing Deliveries of Seller.  At the Closing, Seller will deliver to Buyer:

(a)

A certificate signed by duly authorized officers of Seller and each Shareholder certifying (a) the resolutions and other corporate proceedings taken by the managers, directors, shareholders and/or members of Seller to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and all actions necessary or desirable hereunder or thereunder, (b) incumbency of the officers of Seller and each Shareholder of Seller executing any Transaction Documents;

(b)

A bill of sale and instrument of assignment, in form and substance satisfactory to Buyer, duly executed by Seller and conveying to Buyer all right, title and interest in and to the Assets, free and clear of all Encumbrances;

(c)

Pay-off letter(s) addressed to Buyer executed by any Person(s) (including BFI) holding any Encumbrance on or affecting any of the Assets (including the Encumbrances listed on Schedule 8.5) setting forth the amount of indebtedness of Seller to each such Person as of the scheduled Closing Date (with a per diem amount) and a commitment of each such Person to release all such Encumbrances upon payment of said amount, in form and substance reasonably acceptable to Buyer (the “Pay-Off Letters”); with the aggregate amount identified as payable under such Pay-off Letters not exceeding One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) less (i) any Finished Goods Deficiency in excess of the principal amount of any Deficiency Note delivered hereunder, (ii) any WIP and Parts Deficiency, and (iii) any Cores Deficiency;

(d)

A certificate evidencing the Tail Policy required under Section 10.4 naming Buyer as an additional named insured and providing that no cancellation, non-renewal or change in coverage will be effective without sixty (60) days advance written notice to Buyer;

(e)

Payment of all amounts due under Section 10.1 for Seller-Supplied Items in accordance with such section;

(f)

The Deficiency Note, duly executed by Seller, if required by Section 3.9(a);

(g)

The Non-Competition Agreement duly executed by Seller and the Shareholders;

(h)

The Receivable Collection Agreement duly executed by Seller and BFI;

(i)

The Subordination Agreement duly executed by Seller;

(j)

The Assignment and Assumption Agreement duly executed by Seller, together with any required consents to the assignment of each Assigned Contract with a Material Customer;

(k)

Any required consents to the assignment of any other Assigned Contract;

(l)

A certificate signed by duly authorized officers of Seller confirming compliance by Seller in all respects with their respective covenants and agreements contained in this Agreement and the accuracy in all respects of the representations and warranties made by Seller  in this Agreement at and as of the Closing as if made at such time; and,

(m)

Such other documents of conveyance as Buyer shall reasonably request to effectively transfer and convey the Assets to Buyer, in form and substance satisfactory to Buyer.

From time to time at Buyer’s request, after the Closing and without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably require to more effectively convey and transfer to Buyer any of the Assets.

Section 5.3

Closing Deliveries of Buyer.  At the Closing, Buyer will deliver to Seller:

(a)

The Note executed by Buyer;

(b)

The Assignment and Assumption Agreement executed by Buyer;

(c)

A copy of Buyer’s California resale certificate;

(d)

The Cash Closing Payment in accordance with Section 3.2;

(e)

The Receivable Collection Agreement duly executed by Buyer; and

(f)

A certificate of Buyer, signed by its duly authorized officer, confirming compliance by Buyer in all respects with its respective covenants and agreements contained in this Agreement and the accuracy in all respects of the representations and warranties made by Buyer in this Agreement at and as of the Closing as if made at such time.

Section 5.4

Delivery of Tangible Assets.  Prior to the Closing, Seller shall sort the core Inventory in baskets and bins, which containers shall be labeled by Tomco part number.  Finished goods and component parts will be segregated by part number on warehouse shelves.  Extra and loose parts under the assembly tables will be unsorted and unidentified.  On the Closing Date and for a period of thirty (30) days thereafter, Seller shall provide Buyer with full access to the Facility to permit Buyer to remove the Inventory, at its sole cost and expense, and to remove or copy the Transferred Records.  In addition, Seller shall deliver to Buyer all bills of lading, warehouseman’s receipts and other instruments or documents representing rights to Inventory in the possession of third parties and shall otherwise cause the warehousemen at the Distribution Warehouses to permit Buyer to remove the Inventory located at such Distribution Warehouses. In the event that Seller fails to properly sort and label the Inventory in material deviation from the ordinary course of business, the period during which Buyer shall be given access to the Facility shall be extended by such additional time as is reasonable for Buyer to sort and label the Inventory and arrange for transportation of the same and Seller shall reimburse Buyer for its incremental expenses in sorting and labeling the Inventory. Otherwise, Seller will provide access to the Facility beyond the specified period (as extended) at Buyer’s cost, and Buyer shall reimburse Seller for its out-of-pocket expenses (including current rent, utilities, security and insurance) incurred in providing access beyond the initial period required by this Section 5.4.  If Buyer expects to require Seller to provide access to the Facility beyond the initial thirty days following Closing, Buyer shall use reasonable efforts to provide written notice to Seller at least ten days prior to the scheduled Closing Date specifying the additional period of access it in good faith expects to require.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

Section 6.1

Conditions to Each Party’s Obligation to Close.  Buyer will not be obligated to purchase, and Seller will not be obligated to sell, the Assets at the Closing, in the event that:

(a)

The consummation of the transactions contemplated hereunder shall have been restrained, enjoined or prohibited by any Governmental Authority or any Legal Proceeding shall be pending or threatened as of the Closing seeking to restrain, enjoin or prohibit the consummation of this Agreement or the transaction contemplated hereunder.

Section 6.2

Additional Conditions to Obligations of Buyer to Close.  Buyer will not be obligated to purchase the Assets at the Closing, unless Seller shall have delivered to Buyer the items referred to in Section 5.2(a) through (j) and prior to such date none of the following events shall have occurred, unless waived in writing by Buyer:

(a)

Seller shall have willfully and intentionally (i) breached its representations and warranties, (ii) failed to perform any of its obligations under this Agreement which are to be performed at or prior to the Closing, or (iii) otherwise breached this Agreement;

(b)

Seller or either Shareholder shall have engaged in fraud in connection with this Agreement or the transactions contemplated hereby;

(c)

There shall have occurred any damage to, destruction of or loss of a substantial portion of the Inventory;

(d)

Either of the Material Customers shall have terminated its relationship with the Tomco Business; or

(e)

Seller shall have refused to permit the physical inventory contemplated in Section 7.4 or such physical inventory reveals that

(i)

The Inventory consisting of finished goods, work in process, new components parts and cores has a combined aggregate value (net of any Encumbrances) of less than Two Million Three Hundred Thousand Dollars ($2,300,000); or

(ii)

The Inventory consisting of finished goods includes fewer than eight thousand (8,000) finished and tested Products or has an aggregate value (net of any Encumbrances) of less than Four Hundred Fifty Thousand Dollars ($450,000), unless the deficiency in aggregate value is less than the Cash Closing Payment minus the aggregate amount of the Pay-off Letters, or Seller pays to Buyer in cash prior to Closing the amount of the such deficiency; or

(iii)

The Inventory consisting of cores includes less than sixty seven thousand eight hundred fifty seven (67,857) cores or has an aggregate value (net of any Encumbrances) of less than Nine Hundred Fifty Thousand Dollars ($950,000); or

(iv)

The Inventory consisting of work in process has an aggregate value (net of any Encumbrances) of less than One Hundred Ninety Thousand Dollars ($190,000); provided that to the extent that the Inventory consisting of cores alone delivered at Closing has an aggregate value (net of any Encumbrances) in excess of Nine Hundred Fifty Thousand Dollars ($950,000), then the surplus value of such cores shall be applied towards the minimum required value of work in process; or

(v)

The Inventory consisting of new component parts has an aggregate value less than Seven Hundred Thirty Eight Thousand Dollars ($738,000); provided that to the extent that the Inventory consisting of cores alone delivered at Closing has an aggregate value (net of any Encumbrances) in excess of Nine Hundred Fifty Thousand Dollars ($950,000), then the surplus value of such cores (after deducting any portion of such surplus value applied towards the minimum required value of work in process pursuant to Section 6.2(e)(iv)) shall be applied towards the minimum required value of new component parts.

For purposes of Sections 6.2(e), finished goods, work in process, new components parts and cores shall be valued as set forth on Schedule 3.9.

Section 6.3

Additional Conditions to Obligations of Seller to Close.  Seller will not be obligated to sell the Assets at the Closing, unless Buyer shall have delivered to Seller at Closing the items referred to in Section 5.3(a) through (d) and prior to such date none of the following events shall have occurred, unless waived in writing by Seller:

(a)

Buyer shall have willfully and intentionally (i) breached its representations and warranties, (ii) failed to perform any of its obligations under this Agreement which are to be performed at or prior to the Closing, or (iii) otherwise breached this Agreement; or

(b)

Buyer shall have engaged in fraud in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII
PRE-CLOSING COVENANTS

Section 7.1

Conduct of Business Prior to Closing.  The Seller covenants and agrees that between the date hereof and the Closing, Seller will conduct the Tomco Business only in the ordinary course and consistent with past practice.  In addition, Seller shall consult with, and obtain the written approval of, Buyer prior to adopting or implementing operational decisions with respect to the Tomco Business of a material nature.  Without limiting the generality of the foregoing, Seller will (i) use its reasonable best efforts to continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice, except for trade shows (which will not be scheduled or undertaken); (ii) use its reasonable best efforts to (A) preserve intact its business organizations, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained by Seller, and (C) preserve its current relationships with its customers, and other Persons with which it has business relationships material to the continued operation of the Tomco Business except for material suppliers and other vendors; (iii) exercise quality control measures at least as stringent as past practice and such additional quality control measures as may be reasonably necessary in light of the circumstance (such as the fact that the employees of the Tomco Business will be advised that Seller will be terminating their employment) to ensure that all Products remanufactured prior to Closing are of consistent quality with Products remanufactured prior to the date of this Agreement; (iv) not enter into any Contract which, if entered into prior to the date hereof, would have been required to be disclosed to Buyer pursuant to Section 8.9, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a material breach of any covenant by Seller in this Agreement, and (vi) refrain from doing any of the things enumerated in clauses (b) through (f) of Section 8.15 hereof.

Section 7.2

WARN Act Compliance.  The parties anticipate that immediately after execution and delivery of this Agreement Seller will give notice to its employees of its disposition of the Assets and its intent to terminate the employment of employees employed in the conduct of the Tomco Business.  The parties acknowledge that Buyer shall not be required to hire or employ any employees of Seller and it is the intent of the parties for the Closing to occur after the expiration of the notice period specified  by the WARN Act.  Notwithstanding the foregoing, at any time that none of the events set forth in Section 6.1 or Section 6.2(a) through (e) have occurred and are continuing, Seller may provide written notice to Buyer of its election to waive compliance with the notice period specified by the WARN Act and make the payments specified by the WARN Act in lieu of notice.  Seller shall be solely responsible for compliance with the WARN Act and making any payments required thereby.

Section 7.3

Composition and Location of Inventory. Seller will use reasonable efforts, in consultation with Buyer, to minimize the proportion of Inventory constituting work in process at the Closing and maximize the proportion of Inventory constituting finished goods and cores. In addition, Seller will use reasonable efforts, in consultation with Buyer, to minimize the proportion of Inventory located at the Distribution Warehouses at the Closing and maximize the proportion of Inventory located at the Facility at the Closing in the ordinary course of business.  Seller shall not be required to incur any additional out-of-pocket cost, expense or delay when satisfying the requirements of this Section.

Section 7.4

Physical Inventory. Immediately prior to Closing, representatives of Seller and Buyer will jointly conduct a physical inventory of the Inventory and any determinations jointly made and agreed upon by the representatives of Buyer and Seller during such physical inventory with respect to the quantity or quality of any items of Inventory shall be final and binding upon the parties. In addition, Seller shall also cause the warehousemen at the Distribution Warehouses to confirm in writing to Buyer the quantities of Inventory located at such Distribution Warehouses as of the Closing (and only such amounts as are confirmed in writing shall be treated as delivered for purposes of Sections 3.9 and 6.2(e)) and cause the warehousemen at the Distribution Warehouses to permit Buyer to inspect the Inventory located at such Distribution Warehouses, if requested by Buyer. In the event of any disagreements among the representatives of Buyer and Seller during such physical inventory with respect to the quantity or quality of any items of Inventory, the parties shall record the matter of disagreement in writing and segregate the items of Inventory to which such disagreement relates from the remaining items of Inventory.  To the extent that any such disagreement relates to cores, Buyer and Seller shall promptly select a mutually acceptable (each acting reasonably) third party engaged in the business of supplying cores for Products to examine the cores at issue and resolve the disagreement, and the determination of such third party shall be conclusive and binding upon the parties.  The parties shall each be responsible for payment of one-half of any amounts charged by such third party.  To the extent that any such disagreement relates to Inventory other than cores and does not materially alter the Purchase Price in the aggregate, Buyer may make the final determination in good faith after consultation with Seller, and to the extent that any determination with respect to the quality of Inventory is adverse to Seller, Seller shall be entitled to the return of the disputed items of Inventory, whereupon such items shall be deemed excluded from the Inventory for all purposes hereunder.

Section 7.5

PNC Bank Determination of Eligible Inventory.  To the extent requested by PNC Bank, representatives of PNC Bank may be present at and/or participate in, the physical inventory required by Section 7.4 for purposes of determining Eligible Inventory.  Buyer shall be responsible for all charges paid by Buyer to PNC Bank in connection with PNC Bank’s assessment of the Eligible Inventory prior to the execution of this Agreement.  Seller shall be responsible for, or shall promptly reimburse Buyer for, all charges required by PNC Bank in connection with PNC Bank’s assessment of the Eligible Inventory at Closing, less any charges that would have been reasonably incurred in the event the Eligible Inventory was only appraised a single time by PNC Bank.

Section 7.6

Investigation.  From the date hereof until the Closing, Seller shall at all reasonable times allow Buyer and its representatives full access during normal business hours to all offices, operations, equipment, property, books, contracts, commitments, records and affairs of Seller for the purpose of further familiarizing themselves with the operation and conduct of all aspects of the Tomco Business and for the purpose of reasonable inspection, examination, audit, counting and copying; provided such access shall not unreasonably interfere with the operation and conduct of the Tomco Business.  In addition, promptly following the execution and delivery of this Agreement, Seller and Buyer shall jointly contact the Principal Tomco Customers and, however, Seller shall not be permitted to contact the other customers of the Tomco Business until after the Closing.  After the Closing, Seller shall provide reasonable assistance in contacting and facilitating the transition of, the customers of the Tomco Business.  Without limitation to the foregoing, Seller will cooperate with Buyer and PNC Bank, and provide representatives of PNC Bank with the same access as provided to Buyer, for purposes of PNC Bank’s evaluation and determination of Eligible Inventory.

Section 7.7

Regulatory Authorizations; Notices and Consents.

(a)

Seller shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)

Seller shall give promptly such notices to third parties and use reasonable best efforts to obtain such third party consents and estoppel certificates as Buyer may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement, provided; however such consents and estoppel certificates shall not be a condition of the Closing (unless otherwise provided herein).  At the written request of Buyer, Seller shall provide notice of termination for any Assigned Contract for a Distribution Warehouse identified in writing by Buyer as to be terminated.

(c)

Buyer shall cooperate and use all reasonable efforts to assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Buyer shall have no obligation to give any guarantee, make any payments or provide other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to its interests or the Tomco Business.

(d)

The parties agree that, in the event any consent, approval or authorization which is necessary to effect the assignment of any right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement is not obtained prior to the Closing, Seller will, subsequent to the Closing, reasonably cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or authorization would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement, and (ii) Seller shall use its reasonable best efforts to provide Buyer with the rights and benefits of the affected right or agreement, and, if Seller provide such rights and benefits, Buyer shall assume the obligations and burdens thereunder.

Section 7.8

Notice of Developments - Seller.  Prior to the Closing, Seller shall promptly notify Buyer in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which breach any representation or warranty or covenant of Seller in this Agreement or which have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any material respect, and (ii) all other material developments affecting assets, liabilities, financial condition, operations, results of operations or customers of the Tomco Business.

Section 7.9

Notice of Developments - Buyer.  Prior to the Closing, Buyer shall promptly notify Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which breach any representation or warranty or covenant of Buyer in this Agreement or which have the effect of making any representation or warranty of Buyer  in this Agreement untrue or incorrect in any material respect.

Section 7.10

No Solicitation or Negotiation. For so long as Buyer is not in material uncured breach of this Agreement, each of Seller and the Shareholders agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither of Seller nor the Shareholders, nor any of their Affiliates, directors, officers, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of Seller’s capital stock or any material assets of the Tomco Business (other than Inventory to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any business combination with Seller, or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to Seller (any of the events described in (i), (ii), and (iii), being an “Acquisition Proposal”); or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek or to consummate an Acquisition Proposal.  Seller and the Shareholders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Acquisition Proposal.  Seller agrees not to, without Buyer’s prior written consent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

Section 7.11

Schedules.  From time to time prior to the Closing Date, Seller will promptly supplement or amend any Schedules provided for in Section 8 of this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining the obligations of Seller under Section 12.1 of this Agreement.

Section 7.12

Satisfaction by Seller of Closing Conditions.  Seller agrees to use reasonable efforts to satisfy the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement set forth in Section 6.1 and 6.2 hereof and to deliver all of the agreements, instruments, documents and other items identified in Section 5.2.

Section 7.13

Satisfaction by Buyer of Closing Conditions.  Buyer agrees to use its reasonable best efforts to satisfy the conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement set forth in Section 6.1 and 6.3 hereof and to deliver all of the agreements, instruments, documents and other items identified in Section 5.3.

Section 7.14

Security for Note.  Buyer has obtained from PNC Bank its consent, on the terms and subject to the conditions set forth in the Lender Consent, to permit Seller to obtain a subordinate security interest in the Inventory acquired at Closing.  Accordingly, Buyer hereby grants, effective as at Closing, to Seller a security interest in the Inventory acquired by Buyer from Seller at Closing and Seller is authorized to file a financing statement under the Uniform Commercial Code accurately identifying such collateral and expressly noting its subordinate status consistent with the Subordination Agreement. Seller acknowledges that such subordinate security interest shall be subject to any future demands or requests (whether or not objectively reasonable) made by PNC Bank (or any other lender from which Buyer seeks credit in the future) with respect to such arrangement (including terminating such subordinated security interest if requested by PNC Bank or any prospective lender). Without limitation to the foregoing, in the event that Buyer amends, modifies or refinances its lending or other financial arrangements, Seller will subordinate its security interest to the security interest held by any future lender and will terminate such subordinated security interest if the existence of such subordinated security interest has any adverse affect (whether or not material) upon the terms and conditions upon which the lender is willing to extend credit to Buyer.  In addition, Seller shall promptly reimburse Buyer for any charges or fees incurred by Buyer in connection with such arrangements, including any charges or fees required to be paid to Buyer’s outside counsel or to any lender or prospective lender in connection with the documentation of any such arrangements (including, without limitation, any attorneys fees and documentation fees). Seller further acknowledges that Buyer shall have no obligation to agree to any conditions, give any guarantee, make any payments or otherwise provide any consideration of any nature in connection with seeking such consent and that Buyer provides no assurance that its lender or any future lender will agree to grant any consent on terms acceptable to Seller or on any terms at all. Seller acknowledges that to the extent that PNC Bank (or any other lender from which Buyer seeks credit in the future) withdraws its consent, or is not willing to consent to, the grant by Buyer of such a subordinate security interest in the Inventory, any security interest held by Seller in the Inventory that may have arisen hereunder shall terminate without action by either Seller or Buyer and Buyer (and Buyer’s lender) shall be authorized, without further action by Seller, to file any termination statements under the Uniform Commercial Code associated with Seller’s subordinate security interest in the Inventory.

Section 7.15

Updated Financial Statements.  Seller shall deliver to Buyer Tomco Quarterly Statements at and for the period ended August 31, 2006 and any subsequent quarterly periods that are completed in full prior to the Closing, which Tomco Quarterly Statements  shall be considered part of the Financial Statements.  Such additional Tomco Quarterly Statements shall be delivered within thirty-five days after such quarter end.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of Closing, as follows:

Section 8.1

Organization; Share Ownership.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Seller has the requisite corporate power and authority to operate and use the Assets and to carry on its business as now conducted.  The Shareholders together own all of the equity interest of Seller.

Section 8.2

Authority. Seller has all power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the Transaction Documents by Seller have been duly authorized and approved by its board of directors and by the Shareholders and do not require any further authorization or consent.  This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Transaction Documents upon execution and delivery will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 8.3

No Conflicts.  Except as set forth in Schedule 8.3, neither the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)

violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon Seller or any of the Assets under (A) the charter or by-laws of Seller or the Shareholders, (B) any Contract or Court Order to which Seller, the Shareholders or any of their Affiliates or any of the Assets is subject or by which Seller, the Shareholders or any of their Affiliates or any of the Assets is bound, or (C) any Law affecting or applicable to Seller, the Shareholders or any of their Affiliates or any of the Assets; or

(b)

require the approval, consent, authorization or act of, or the making by Seller, the Shareholders or any of their Affiliates of any declaration, filing or registration with, any Person or Governmental Authority.

Section 8.4

Brokers.  Neither Seller nor the Shareholders has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finder’s fees with respect to the transactions described in this Agreement.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and the Shareholders directly with Buyer without the intervention of any Person on behalf of Seller or the Shareholders in such manner as to give rise to any claim by any Person against Buyer or any of the Assets for a finder’s fee, brokerage commission or similar payment, and no such claims have been made.

Section 8.5

Title.  Seller is in possession of and the legal and beneficial owner of, and has good and marketable title to the Assets free of all Encumbrances, except for those Encumbrances listed on Schedule 8.5, which shall be released at or prior to Closing.

Section 8.6

Inventory.

(a)

The Inventory is all located at the Facility and the Distribution Warehouses and the amounts of Inventory, by type (i.e., raw materials, work in process, cores, finished goods, etc.) and part number, set forth in Schedule 8.6 are true and correct as of the date of this Agreement.

(b)

To the knowledge of the Seller, the Inventory is good and useable inventory having a Seller historical standard cost value (net of Encumbrances), defined as set forth on Schedule 3.7, of at least Nine Million Five Hundred Thousand Dollars ($9,500,000); provided that the fact that Inventory may be excess Inventory shall not affect whether such Inventory is considered good or useable.

(c)

To the knowledge of the Seller, the Inventory consisting of finished goods alone includes at least eight thousand  (8,000) finished and tested Products with an aggregate value (net of any Encumbrances) of at least Four Hundred Fifty Thousand Dollars ($450,000). The Inventory consisting of work in process and new components parts has a combined aggregate value of at least One Million Three Hundred Seventy Eight Thousand Dollars ($1,378,000). The Inventory consisting of cores alone includes at least ninety two thousand eight hundred fifty seven (92,857) cores with an aggregate value (net of any Encumbrances) of at least One Million Three Hundred Thousand Dollars ($1,300,000). For purposes of this Section 8.6(c), finished goods, work in process, new component parts and cores shall be valued as set forth on Schedule 3.9.

Section 8.7

Intellectual Property.  To the knowledge of the Seller, except as set forth on Schedule 8.7, Seller owns or has the right to use all of the Tomco Intellectual Property. Schedule 8.7 contains a complete and accurate list and full description of each patent, registered trademark or service mark, registered copyright, any applications for the foregoing, included within the Tomco Intellectual Property, together with the owner thereof if other than Seller and the (i) applicable registration (or application) number; (ii) filing, registration, issue or application date; (iii) record owner; (iv) country; (v) title or description; and (vi) to the knowledge of Seller and the Shareholders, the remaining life.  In addition, Schedule 8.7 identifies any Tomco Intellectual Property used by Seller under any Contract and any obligation (whether or not pursuant to a Contract) to compensate others for the use or exploitation of any Tomco Intellectual Property.  To Seller’s knowledge, the operation of the Tomco Business and the use of the Tomco Intellectual Property does not infringe or conflict with the Intellectual Property of any other Person and there is neither pending, nor to the knowledge of Seller and the Shareholders, threatened, any Legal Proceeding contesting the validity or right of Seller or the Shareholders to use any of the Tomco Intellectual Property, and Seller has not received any notice of infringement upon or conflict with any Intellectual Property of others nor is there a basis for such a notice or Legal Proceeding. Except as set forth on Schedule 8.7, to the knowledge of Seller, no Person is infringing upon Seller’s rights to the Tomco Intellectual Property.  In addition, except as otherwise disclosed on Schedule 8.7, Seller has not granted any license or other right to use, in any manner, any of the Tomco Intellectual Property, whether or not requiring the payment of royalties.

Section 8.8

Financial Statements.  Attached as Schedule 8.8 are (i) audited financial statements consisting of a balance sheet and income statement for the Tomco Business at and for the twelve month periods ended September 28, 2003 and September 26, 2004, (ii) financial statements consisting of a balance sheet and income statement for the Tomco Business audited as part of the CTI financial statements at and for the twelve month period ended May 31, 2005, and (iii) Tomco Quarterly Statements at and for the quarters ended February 28, 2005, May 29, 2005, August 25, 2005, November 25, 2005, February 25, 2006 and May 31, 2006 (collectively, the “Financial Statements”).  The Financial Statements are in accordance with the books and records of the Business, are true and complete in all material respects and present fairly the financial position of the Tomco Business at the dates thereof and the results of operations of the Tomco Business for the periods covered thereby except as disclosed in Schedule 8.8.

Section 8.9

Contracts.  Except as disclosed on Schedule 8.9(a) Seller is not a party to any material oral Contracts relating to the Tomco Business including any oral Contracts amending or modifying written Contracts relating to the Tomco Business.  Schedule 8.9(b) lists all material written Contracts to which Seller is a party, subject to or bound by relating to the Tomco Business.  Seller has delivered to Buyer a correct and complete copy of each written Contract listed in Schedule 8.9(b).  With respect to each written Contract identified on Schedule 8.9(b), except as set forth in Schedule 8.9(b), (i) such written Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) Seller is not and no party other than Seller is in breach or default, and, to Seller’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such written Contract; (iii) Seller has not, and to Seller’s knowledge no party other than Seller, has repudiated any provision of such written Contract, and (iv) the assignment of such written Contract does not require the approval, consent, authorization or act of any Person.

Section 8.10

Tomco Historic Sales and Pricing.  To the knowledge of the Seller, the Tomco Historic Sales during the last twelve months have equaled or exceeded Nine Million Three Hundred Thousand Dollars ($9,300,000). The average net sale price reflected in invoices for Products (excluding any non-price items such as taxes, freight, etc. and excluding core value), less discounts, allowances, rebates and reductions in price of any kind, sold to unrelated third parties in the ordinary course of the Tomco Business during the last twelve months has equaled or exceeded One Hundred Dollars ($100).

Section 8.11

Customers.  To the knowledge of the Seller, no customer of the Tomco Business has given notice to Seller or, to the Seller’s knowledge, the Shareholders, that it will or intends to terminate or not renew its Contract with Seller before the scheduled expiration date or otherwise terminate its relationship with Seller.  Seller has no knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any of the customers of the Tomco Business.

Section 8.12

Product Liability Claims and Product Warranties.  Schedule 8.12(a) sets forth all Legal Proceedings and other product liability claims for injury or damage to persons or property which are pending or, to the knowledge of Seller, threatened against Seller.  Schedule 8.12(b) sets forth all product warranties, guarantees, return programs, rebate programs or discount programs and any similar formal or informal policy or practice extended to the customers of the Tomco Business (the “Warranty Programs”). Schedule 8.12(c) sets forth all pending claims asserted in writing by any Tomco Customer under any of the Warranty Programs and all material pending claims asserted orally by any Tomco Customer under any of the Warranty Programs.  Schedule 8.12(d) sets forth, for the calendar year of 2005, and for the interim period in 2006 ended on the date hereof, the aggregate amount of product liability claims paid by or on behalf of Seller, the aggregate warranty cost and a description of any recalls of products.

Section 8.13

Compliance with Law and Litigation.  Seller is not in violation of, and Seller has operated the Tomco Business in compliance in all respects with, all Laws, and Seller has not received any written notice of and is not aware of any basis for any alleged failure to comply with any Law.  Except as disclosed in Schedule 8.13, (i) Seller has not been served with any Legal Proceedings and, to the knowledge of Seller, there are no Legal Proceedings filed or threatened against Seller or either Shareholder or involving the Tomco Business or against or involving any of the Assets or to which Seller or the Assets may be bound or affected, at law or in equity, and there is no basis for any of the foregoing, and (ii) there are no Court Orders affecting or relating to the Tomco Business.

Section 8.14

Taxes.  Except as set forth in Schedule 8.14 and with respect to any Taxes that may arise out of the conveyance of the Assets by Seller to Buyer pursuant to this Agreement, Seller has timely filed all Tax Returns which are required to be filed by it and has timely paid all Taxes which have become due (whether or not shown as due on such Tax Returns) or pursuant to any assessment which has become payable.  Each such Tax Return was true, complete and accurate in all material respects.  Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Section 1441 and 1442 of the Code) and has withheld from employee wages and paid over, in a timely manner, to the proper authorities all amounts required to be so withheld and paid over under applicable Laws.

Section 8.15

Absence of Certain Changes.  Except as disclosed in Schedule 8.15, since December 31, 2005, there has been no material adverse change in the business, assets, condition (financial or otherwise), results of operations, prospects or properties of Seller, and Seller has not (a) suffered any  material loss or physical damage, destruction or other casualty loss (whether or not covered by insurance) whether or not in the ordinary course of business; (b) created, incurred, assumed or guaranteed any indebtedness for borrowed money, or waived any right under any Tomco Receivables; (c) acquired or disposed of any assets or properties (other than sales of Inventory in the ordinary course), or mortgaged, pledged or subjected them to any Encumbrance, or canceled any debts or claims owing to or held by it; (d) amended, updated or otherwise modified any of the Warranty Programs; (e) wrote-up or wrote-down the value of any Inventory or revalued any of the Assets; or (f) agreed or committed to do or engage in any of the foregoing.

Section 8.16

Insurance.  Schedule 8.16 sets forth an accurate description of each general liability insurance policy existing with respect to the Tomco Business or to which Seller has been a named insured or otherwise the beneficiary of coverage at any time during the past three years.  Seller has maintained general liability insurance policies with coverage customary for entities engaged in similar lines of business.  All of such insurance policies are in full force and effect and there is and has been no breach or default by Seller under such insurance policies.

Section 8.17

Environmental, Health, and Safety Matters.  Except as disclosed on Schedule 8.17, to the knowledge of the Seller, Seller has complied and is in compliance in all respects with all Environmental Laws, and to the knowledge of Seller, Seller’s predecessors have been compliant in all respects with all Environmental Laws.  Without limiting the generality of the foregoing, to the knowledge of Seller, Seller has obtained and complied with, and is in compliance in all respects with, all permits and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business. Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller, its facilities, its business or the Assets arising under Environmental Laws. To Seller’s knowledge, none of the following exists at any property or facility owned, leased or operated by Seller, at any time, or used in connection with the business of Seller:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas. Neither Seller, nor to the knowledge of Seller has any predecessor of Seller engaged in any of the foregoing, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws, nor to the knowledge of Seller has any predecessor of Seller engaged in any of the foregoing. To the knowledge of Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of the business of Seller or any of its predecessors will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including any relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.  Seller has disclosed on Schedule 8.17 all matters relating to the foregoing disclosed to Seller by Tomco Auto Products, Inc. pursuant to the disclosure schedule for the purchase agreement whereby Seller acquired the Tomco Business from Tomco Auto Products, Inc. on the Seller Acquisition Date and Seller has provided a complete and correct copy of that certain Phase I environmental assessment report dated June 16, 2004 relating to the Facility.

Section 8.18

Solvency.  Seller is not insolvent nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement (subject to delivery by Buyer of the Note at Closing). In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Seller will be able to pay its debts, and (b) the property of Seller will not constitute unreasonably small capital, and Seller will not have unreasonably small capital or insufficient capital with which to conduct its present or proposed business.  As used herein, the term: (i) “insolvent” means, for any Person, that the sum of the present fair salable value of its assets does not and will not exceed its debts and other probable liabilities, and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

Section 8.19

Disclosure.  No representation or warranty or other statement made by Seller, and no statement or information related to Seller, the Assets or the Tomco Business contained (i) in this Agreement (including the Schedules hereto), or (ii) in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, contains or will contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading. Seller does not have knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affects the Assets or the prospects, financial condition or results of operations of the Tomco Business that has not been set forth in this Agreement or the Schedules hereto.

Section 8.20

Disclaimer.  Except as specifically provided for in this Agreement, the Assets are conveyed to Buyer in an “As Is Where Is Condition” and Seller disclaims any other representations or warranties, express or implied.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of Closing, that:

Section 9.1

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

Section 9.2

Authority.  Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer do not require any authorizations or consents that have not been obtained.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Transaction Documents upon execution and delivery will be a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 9.3

No Conflicts.  Neither the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)

violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the charter or by-laws of Buyer, (B) any Contract or Court Order to which Buyer or any of its Affiliates is subject or by which Buyer or any of its Affiliates is bound, or (C) any Law affecting or applicable to Buyer or any of its Affiliates; or

(b)

require the approval, consent, authorization or act of, or the making by Buyer or any of its Affiliates of any declaration, filing or registration with, any Person.

Section 9.4

Brokers.  Buyer has not retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finder’s fees with respect to the transactions described in this Agreement.

ARTICLE X
ADDITIONAL COVENANTS AND AGREEMENTS

Section 10.1

Supply Arrangements. Commencing upon the date of this Agreement and continuing until the Closing, or, if this Agreement is terminated pursuant to Section 11.1(a), (b), (c), (d) or (e), until the date of termination of this Agreement or, if this Agreement is terminated pursuant to Sections 11.1(f), until March 31, 2007, Buyer will sell to Seller finished Products and component parts (“Buyer-Supplied Items”).  The pricing for finished Products sold by Buyer to Seller pursuant to this Section 10.1 shall be Seller’s exchange prices less 40% plus Seller’s core prices less 20%, unless rebuildable cores are provided by Seller, in which case the pricing shall be Seller’s exchange prices. The pricing for component parts sold by Buyer to Seller pursuant to this Section 10.1 shall be Buyer’s cost therefore (inclusive of all out-of-pocket amounts such as freight and Taxes paid by Buyer).  Buyer-Supplied Items shall be delivered ex works Buyer’s plant in Hope, Arkansas and Seller shall be wholly responsible for arranging and paying for all shipping and freight for such Buyer-Supplied Items. Payment for any Buyer-Supplied Items shall be paid by Seller to Buyer at Closing as an offset against the Cash Closing Payment payable directly to Seller and, to the extent that the portion of the Cash Closing Payment payable to Seller is insufficient to cover all amounts due for such Buyer-Supplied Items, by payment in cash by the Seller at Closing of such additional amount due by wire transfer of funds through the U.S. federal reserve system to such account(s) as shall have been designated by Buyer; provided that if this Agreement is terminated for any reason, payment for all Buyer-Supplied Items shall be due immediately upon such termination and payment for any additional Buyer-Supplied Items sold by Buyer to Seller pursuant to this Section 10.1 (if any) shall be due cash on delivery

Section 10.2

Expenses.  Except as expressly otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

Section 10.3

Taxes Related To Transfer of Assets. Notwithstanding any other provision to the contrary herein, to the extent that, notwithstanding the delivery by Buyer of a California resale certificate pursuant to Section 5.3, any sales, use or other transfer taxes, duties or assessments are imposed upon Seller or Buyer as a result of the transfer of the Assets, each of Seller and Buyer shall bear one-half such taxes, and each party shall promptly reimburse the other for any such tax allocated to the transaction to the extent actually paid.

Section 10.4

Products Liability; Insurance.  Seller shall remain solely liable for any products liability claims, warranty claims (other than Warranty Returns) or product recalls for all products that were manufactured or sold by Seller prior to Closing. Commencing on the Closing Date and continuing until the third anniversary of the Closing Date, Seller shall maintain with responsible insurers holding an A.M. Best Company rating of A or higher products liability insurance coverage for the operation of the Tomco Business prior to Closing (the “Tail Policy”).  The Tail Policy shall provide coverage (whether through primary coverage or a “Following Form Excess” policy) of no less than Six Million Dollars ($6,000,000) on a per claim basis and no less than Six Million Dollars ($6,000,000) on an aggregate basis, have a deductible of not more than One Thousand Dollars ($1,000), name Buyer as an additional name insured and provide that no cancellation, non-renewal or change in coverage will be effective without sixty (60) days advance written notice to Buyer.  Upon each of the first and second anniversaries of the Closing Date, Seller shall deliver to Purchaser a certificate evidencing the renewal of the Tail Policy for the following year.  In the event that Seller fails to maintain the insurance required by this Section 10.3, Buyer may after providing Seller with ten (10) days prior written notice, purchase such insurance and Seller shall promptly reimburse Buyer therefor, provided that Buyer may, at its sole option, deduct any such payments from amounts due to Seller hereunder.

Section 10.5

Bulk Sales. Prior to and after the Closing, Seller shall cooperate fully with Buyer, and shall cause the Shareholders to cooperate fully with Buyer, to comply with all applicable provisions of California tax laws and bulk sale laws which in the absence of such compliance would hold Buyer liable for unpaid Taxes of Seller or unpaid claims of creditors of Seller, including the provisions of Article 6 of the California Uniform Commercial Code.  Seller hereby notifies Buyer that set forth on Schedule 10.5 is a list of all business names and addresses used by Seller within three years before the date of this Agreement. Without limitation to the foregoing, Seller shall provide to Buyer within ten days after execution and delivery of this Agreement a completed business property statement with respect to the Assets pursuant to Section 441 of the California Revenue and Taxation Code.  After the execution and delivery of this Agreement, Buyer may execute, deliver, publish and/or file any notice required under any California tax laws and bulk sale laws which could subject Buyer liable for unpaid Taxes of Seller or unpaid claims of creditors of Seller.

Section 10.6

Access to Records.  Seller may elect to retain photocopies of any Transferred Records for the sole purpose of retaining information relating to periods on or prior to the Closing Date to assist Seller in (i) completing any tax or regulatory filings or financial statements required to be made by Seller after the Closing Date, (ii) defending any litigation, (iii) complying with requests made of Seller by any Governmental Authority, or (iv) for any other reasonable purpose.

Section 10.7

Use of name.  As soon as possible after the Closing, but in any event within three business days of the Closing, Seller will terminate any assumed name filing and cease to use in its trade name or otherwise any reference to the words “Tomco” or any confusingly similar names, and neither Seller any of its Affiliates shall use such names in any business thereafter. Notwithstanding the foregoing, TAP may use or assign the right to use the name “Tomco Diesel” with respect to the Diesel Pump Business for a period not to exceed three (3) years from the Closing Date.

Section 10.8

Sale of Diesel Pump Business. Notwithstanding any other provision to the contrary herein, Seller shall retain all rights to the Diesel Pump Business. Seller agrees not to transfer control of or otherwise dispose of the Diesel Pump Business (either by disposing of the Diesel Pump Business as a going concern or by disposing of substantially all of the assets utilized in the Diesel Pump Business) to any Person directly or directly engaged in (or any Person with Affiliates directly or directly engaged in) the business of remanufacturing, distributing or selling Products.

Section 10.9

Nonsolicitation of Customers. The parties acknowledge that the public announcement of the transactions contemplated hereunder and the exchange of information contemplated to complete the transaction may provide either party an improper advantage in soliciting the customers of the other party.  Buyer hereby agrees (i) for a period commencing upon the date of this Agreement and continuing until the second anniversary of the date of this Agreement, not to directly solicit the business of any Person who is, or was at any time during the twelve-months prior to any such solicitation, a customer of Seller and who is on the date of this Agreement a customer of Seller, and (ii) for a period commencing upon the date of this Agreement and continuing until December 31, 2006, not to sell any Products to the Principal Tomco Customers.  Seller hereby agrees (i) for a period commencing upon the date of this Agreement and continuing until the second anniversary of the date of this Agreement, not to directly solicit the business of any Person who is, or was at any time during the twelve-months prior to any such solicitation, a customer of Buyer and who is on the date of this Agreement a customer of Buyer, and (ii) for a period commencing upon the date of this Agreement and continuing until December 31, 2006, not to sell any Products to the Principal Champion Customers. Each party agrees that, as the remedy at law for a breach of this Section is inadequate, in the event of a breach of any of the covenants contained in this Section by either party, the other party shall be entitled to seek a temporary restraining order, temporary injunction or permanent injunction or similar court order enjoining such party from violating the provisions of this Section; provided, however, that the provisions of this Section shall in no event be construed to be an exclusive remedy and such remedy shall be held and construed to be cumulative and not exclusive of any right or remedies, whether in law or equity, otherwise available under the terms of this Agreement or under federal, state or local statutes, rules and regulations.  This Section 10.9 shall terminate and be of no further force or effect upon the Closing; provided that such termination shall in no way affect the obligations of Seller and the Shareholders under the Non-Competition Agreement.

ARTICLE XI
TERMINATION

Section 11.1

Termination.  This Agreement and the transactions contemplated hereby may be terminated prior to the Closing as follows:

(a)

by written agreement of Buyer and Seller;

(b)

by Seller or Buyer upon the occurrence of an event specified in Section 6.1;

(c)

by Buyer upon the occurrence of an event specified in Section 6.2;

(d)

by Seller upon the occurrence of an event specified in Section 6.3;

(e)

by Buyer in the event that (i) Seller refuses to close the transactions contemplated hereby on the Closing Date and (ii) none of the events excusing such refusal specified in Sections 6.1 and 6.3 shall have occurred and be continuing;

(f)

by either party in the event that the Closing has not occurred by the date identified in the Lender Consent as the date by which the Closing must occur for PNC Bank’s consent set forth therein to be effective or remain in effect (as such date may be extended by PNC Bank), provided that a party may not terminate this Agreement pursuant to this Section 11.1(f) if it caused the failure of the Closing to occur by such date; or

(g)

by Seller in the event that (i) Buyer refuses to close the transactions contemplated hereby on the Closing Date and (ii) none of the events excusing such refusal specified in Sections 6.1 and 6.2 shall have occurred and be continuing.

Section 11.2

Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1(a), (b), (c), (d), (e) or (f), the Escrowed Funds shall be returned to Buyer (and Seller and Buyer shall deliver written notice to the Escrow Agent instructing the Escrow Agent to deliver the Escrowed Funds to Buyer) and this Agreement (other than the provisions of Section 10.1) will forthwith have no effect and terminate without liability on the part of any party or its directors, officers or shareholders, except that nothing herein will relieve any party from liability for any breach of this Agreement. In the event of the termination of this Agreement by Seller as provided in Section 11.1(g) above, Buyer shall forfeit the Escrowed Funds (and Seller and Buyer shall deliver written notice to the Escrow Agent instructing the Escrow Agent to deliver the Escrowed Funds to Seller).

ARTICLE XII
INDEMNIFICATION

Section 12.1

Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its successors, assigns, directors, officers, agents and employees (the “Buyer Indemnitees”) against and in respect of any damages, deficiencies, costs, liabilities, claims or expenses, including interest, penalties and attorneys’ fees (individually a “Loss” and collectively the “Losses”), that any of the Buyer Indemnitees shall incur or suffer, as a result of:

(a)

Any and all liabilities of or claims against any of the Buyer Indemnitees or the Assets by reason of any claim against Seller, the Shareholders or any of their Affiliates of any nature (including any and all liabilities of or claims arising from or relating to the Tomco Business prior to Closing), other than the Assumed Liabilities;

(b)

Any and all liabilities of or claims against any of the Buyer Indemnitees or the Assets arising from or relating to any occurrence, act or omission of any shareholder (including the Shareholders), director, officer, employee, consultant or agent of Seller or any of its Affiliates other than the Assumed Liabilities;

(c)

Any and all liabilities of or claims against any of the Buyer Indemnitees or the Assets arising from or relating to any products sold by Seller (other than Warranty Returns), including any product recalls with respect to such products and any claims that such products caused any injury to person or property, or are otherwise based upon product liability or strict liability and including the claims described in Schedule 8.12(a) hereto;

(d)

Payments or accruals for salaries, wages, bonuses, vacation, amounts payable under employee benefit plans or otherwise to employees, former employees or agents of Seller or claims asserted by any employees or former employees of Seller, including any claims asserted under the WARN Act;

(e)

Any and all liabilities for any Taxes arising from or relating to the conduct of the Tomco Business prior to Closing;

(f)

Any and all liabilities of or claims against any of the Buyer Indemnitees or the Assets arising under any Environmental Laws (including those relating to the handling, treatment, storage, disposal, Release or threatened Release of any substance) arising from or relating to the conduct of the Tomco Business prior to Closing;

(g)

The Excluded Liabilities;

(h)

Any inaccuracy in or breach of representation or warranty, contained in this Agreement or the Transaction Documents on the part of Seller;

(i)

Any non-fulfillment of any covenant or agreement contained in this Agreement or the Transaction Documents on the part of Seller or any of the Shareholders; and

(j)

Any claims made by a third party alleging facts which, if true, would entitle a Buyer Indemnitee to indemnification pursuant to (a) through (i) above.

Notwithstanding any other provision to the contrary herein, Seller’s indemnification obligations with respect to Section 12.2(h) shall be limited to the aggregate Purchase Price actually paid hereunder; provided that nothing herein shall limit the Buyer’s right to set off in accordance with Section 12.3.

Section 12.2

Indemnification by Buyer.  Buyer will indemnify, defend and hold harmless Seller and its successors, assigns, directors, officers, agents and employees (the “Seller Indemnitees”) against and in respect of any Losses, as a result of:

(a)

Any and all liabilities of or claims against any of the Seller Indemnitees arising from or relating to any occurrence, act, or omission of Buyer or any shareholder, director, officer, employee, consultant or agent of Buyer or any of its Affiliates subsequent to Closing;

(b)

The Assumed Liabilities;

(c)

Any inaccuracy in or breach of representation or warranty, contained in this Agreement or the Transaction Documents on the part of Buyer;

(d)

Any non-fulfillment of any covenant or agreement contained in this Agreement or the Transaction Documents on the part of Buyer; and

(e)

Any claims made by a third party alleging facts which, if true, would entitle a Seller Indemnitee to indemnification pursuant to (a) through (d) above.

Section 12.3

Indemnification Procedure.  Subject to compliance with Section 12.4 hereof, the indemnifying party shall reimburse the indemnitees for all Losses in cash, within ten (10) days after the amount owed is determined in good faith by the indemnitees as due and owing or paid.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of such rights, Buyer is hereby authorized by Seller to set off any amounts due under this Agreement to Buyer against any amounts due Seller or its successors or assigns under this Agreement (including the Monthly Deferred Payments, irrespective of the amount to be paid to Seller thereunder) or the Transaction Documents.  To the extent that any amount due to Buyer under this Agreement does not exceed three times the average amount of the twelve most recent Monthly Deferred Payments paid by Buyer to Seller, Buyer shall recover such amounts by set-off pursuant to this Section 12.3 from the remaining Monthly Deferred Payments (if any) prior to proceeding in any other fashion; provided, however, no claim for indemnity shall be made by Buyer against Seller under Section 12.1(h) for a breach of a representation or warranty unless all such claims for indemnification hereunder in the aggregate exceed a minimum threshold of fifty thousand dollars ($50,000) (the “Indemnity Basket”), at which time the Buyer shall be entitled to assert all such indemnification claims in full, including claims previously precluded due to the Indemnity Basket, without deduction on account of the Indemnity Basket; provided that, for the sole purpose of identifying breaches of representations or warranties that give rise to claims that will be counted for satisfying the Indemnity Basket, any materiality qualifications to such representation and warranty shall be ignored.

Section 12.4

Third-Party Claims.  If a claim by a third party is made against one or more of the indemnitees, and if the indemnitee intends to seek indemnity with respect thereto under this Article, the indemnitee shall not pay such claim and shall notify the indemnifying party of such claim; provided however, that the indemnitee may in its discretion pay any claim that it is required to pay in order to obtain possession, control or use of any of the Assets or to remove any lien against the Assets.  The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnitee shall cooperate with it in connection therewith; provided that (i) the indemnifying party shall permit the indemnitee to participate in such settlement or defense through counsel chosen by the indemnitee, provided that the fees and expenses of such counsel shall be borne by the indemnitee, and (ii) the indemnifying party shall promptly pay directly or reimburse the indemnitee for the full amount of any Losses resulting from such claim and all related expenses incurred by the indemnitee.  So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnitee shall not pay or settle any such claim.  If the indemnifying party does not notify the indemnitee within thirty (30) days after the receipt of the indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnitee shall have the right to contest, settle, or compromise such claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

Section 12.5

Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall remain effective for two (2) years from the Closing, except that the representations and warranties contained in Section 8.5 (Title) shall survive indefinitely.  The parties acknowledge and agree that if no claim for indemnification pursuant to Section 12.1(h) or Section 12.2(c) is asserted in writing prior to the expiration of the underlying representation and warranty pursuant to this Section 12.5, then such claim shall be barred.  The parties further acknowledge that if written notice of a claim has been given to the party against whom indemnification is sought prior to the expiration of the applicable representation and warranty, then the relevant representation and warranty shall survive as to such claim (and only as to such claim), until such claim has been finally resolved.

ARTICLE XIII
MISCELLANEOUS

Section 13.1

Entire Agreement.  This Agreement, the Escrow Agreement, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between or among the parties or any of them with respect to the subject matter hereof.

Section 13.2

Confidentiality. The acknowledge that the Confidentiality Agreement remains in force and shall govern the exchange of confidential information among Buyer, on the one hand, and Seller and the Shareholders on the other hand.  Upon Closing, the confidential information of the Tomco Business shall be deemed to be the confidential information of Buyer and not Seller, but the Confidentiality Agreement shall otherwise be unaffected.

Section 13.3

Amendment; Delays and Waiver.  No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, or any waiver by any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 13.4

Validity.  If any term, provision, covenant or restriction in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.5

Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile transmission addressed as follows:

If to Buyer to:

Champion Parts, Inc.
2005 W. Avenue B
Hope, Arkansas  71801
Attn:  Jerry A. Bragiel
Telecopier:  870-777-1379

With a copy to:

Lord, Bissell & Brook LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attn:  Louis E. Rosen
Telecopier:  312-443-0336

If to Seller, to:

TAP Holdings, LLC
c/o Cash Technologies, Inc.
1434 West 11th Street
Los Angeles, California  90015
Attn:  Richard Schoenfeld
Telecopier:  310-575-1000

With a copy to:

Tibrand Capital Ventures
17528 Hawthorne Boulevard, Suite 251
Torrance, California  90504
Attn:  Howard Brand
Telecopier:  310-379-0940

With a copy to:

Cash Technologies
1434 West 11th Street
Los Angeles, California  90015
Attn:  Bruce Korman
Telecopier:  310-575-1000

With a copy to:

Claremont Law Group, Inc.
618 W. Baseline Road
Claremont, CA 91711
Attention: Saul Jaffe
Telecopier: (909)445-9138

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent or mailed, in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery), if made by facsimile transmission, at the time that receipt thereof has been acknowledged by facsimile equipment provided that a confirmation printed copy is sent via mail, hand delivery or overnight courier as set forth in this Section 13.5 or at such time as delivery is refused by the addressee upon presentation.

Section 13.6

Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 13.7

Arbitration.  The parties agreement that any and all disputes arising in connection with the interpretation or application of the provisions of this Agreement or in connection with the determination of any matters which are subject to objective determination pursuant to this Agreement that cannot be resolved by Seller and Buyer shall be settled exclusively and finally by arbitration irrespective of the magnitude thereof, the amount in question or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitral tribunal. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine, if the circumstances so require, whether and when termination of this Agreement shall become effective. Each arbitration shall be conducted in Los Angeles, California, and the parties agree to exclude any right of application to any court or tribunal of competent jurisdiction in connection with any question of law arising in the course of any arbitration. Judicial Arbitration and Mediation Services, Inc. (“JAMS”) shall act as the administrative authority for any arbitration hereunder and such arbitration shall follow the JAMS rules as in effect on the date of this Agreement or such other rules as agreed by Seller and Buyer (the “Arbitration Rules”). Each arbitral tribunal shall consist of one independent arbitrator, appointed as provided by the Arbitration Rules.  Should a vacancy arise because the arbitrator dies, resigns, refuses to act or becomes incapable of performing his functions, the vacancy shall be filled as provided by the Arbitration Rules. No person who is, or has been, an employee or agent of, or consultant or counsel to, any party or any Affiliate of a party shall be eligible to act as the arbitrator at any time. Any decision or award of an arbitral tribunal appointed pursuant to this Section 13.7 shall be final and binding upon the parties.  The parties waive, to the maximum extent permitted by law, any rights to appeal or any review of such award by any court or tribunal of competent jurisdiction.  The parties agree that any arbitration award made may be enforced by a party against assets of the relevant party wherever they are located or may be found, and a judgment upon any arbitration award may be entered by any court having jurisdiction thereof.

Section 13.8

Construction.  Section and subsection headings contained in this Agreement and the schedules hereto are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require.  The use of the words “include,” “including” or variations and correlatives thereof (as “such as” and “like”) in this Agreement shall be by way of example rather than by limitation. The parties hereto acknowledge that all parties participated equally in the drafting and negotiation of this Agreement and were represented by counsel of their own choosing in connection therewith.  Consequently, this Agreement shall be construed without referencing to any rule of law, which provides that ambiguities in a contract are to be resolved against the drafter thereof.

Section 13.9

Parties in Interest.  The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors and permitted assigns, except that the agreements set forth in Article XII also shall be for the benefit of, and enforceable by, the Buyer Indemnitees and Seller Indemnitees and their respective successors or permitted assigns.

Section 13.10

Counterparts; Facsimiles.  This Agreement and all documents referenced herein may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Each party is hereby authorized to rely upon and accept as an original any executed copy of this Agreement or other document referenced herein which is sent by facsimile, telegraphic or other electronic transmission.

Section 13.11

Further Actions.  After the Closing, Seller, the Shareholders and Buyer will execute and deliver all such documents and instruments and do all such other acts and things as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

Section 13.12

Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Seller may not assign this Agreement without the prior written consent of Buyer, and Buyer may not assign this Agreement without the prior written consent of Seller, except that Buyer may assign its rights (but not its obligations) under this Agreement without the consent of Seller to a wholly-owned subsidiary or in connection with the sale of substantially all of its assets or the Assets of the Tomco Business.

Section 13.13

Cumulative Remedies.  Except as expressly otherwise provided herein, all rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 13.14

Publicity Releases.  Except as otherwise may be required by law, no publicity release or other announcement concerning this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby shall be made by either party without the approval of the other parties hereto.  Notwithstanding the foregoing, each party may independently prepare a press release announcing the Transaction for purposes of compliance by Buyer and CTI with applicable securities laws. The parties further agree that Buyer and Seller shall reasonably cooperate, and Seller shall cause the Shareholders to reasonably cooperate, to achieve a consistent approach in complying with any requirement under applicable securities laws that a copy of this Agreement or any other Transaction Documents be filed by Buyer and CTI with the Securities Exchange Commission or otherwise publicly disclosed.

Section 13.15

Interest. In the event any payment or other monetary obligation is not timely made in accordance with the requirements of this Agreement, such payment or other monetary obligation shall accrue simple interest at the Late Payment Rate.

[Signature page follows]

30217-0002 118548.2

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

CHAMPION PARTS, INC. By: /s/Jerry A. Bragiel Name: Jerry A. Bragiel Title: President and CEO
TAP HOLDINGS LLC By: /s/Richard Schoenfeld Name: Richard Schoenfeld Title: President and CEO

Endnotes

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